FOR IMMEDIATE RELEASE
Contacts: Robin Rankin | SpectrumDNA, Inc. | 435-901-8321 | robin@spectrumdna.com

SpectrumDNA, Inc. Appoints Jim Moloshok to its Board of Directors
Eminent former Warner Bros., HBO and Yahoo! executive joins board of social media studio.

Park City, UT (September 16, 2008) - SpectrumDNA, Inc. (OTCBB: SPXA), http://www.spectrumdna.com, a studio that develops social media applications and enterprises, announced today that it has added Jim Moloshok to its Board of Directors.

Jim Moloshok is the Executive Chairman of GoFish, a leading Internet video and youth entertainment network. Throughout his career, Mr. Moloshok has excelled at the intersection of entertainment, marketing and technology for some of the world's biggest media companies including Yahoo!, Warner Bros. and HBO; and was named by TV Week as one of the 'Top Ten Internet Executives You Can't Afford To Ignore.'

As President of Digital Initiatives for Home Box Office, Mr. Moloshok was responsible for exploring new opportunities for the company, focusing on innovative content and fast-changing technology. Before joining HBO, Mr. Moloshok was SVP, Entertainment and Content Relationships at Yahoo! building partnerships with movie studios, TV networks and producers. Prior to joining Yahoo!, Mr. Moloshok was President of Warner Bros. Online and President and CEO of Entertaindom.com, an original entertainment destination for Time Warner. Under Mr. Moloshok's leadership, Warner Bros. was named by Variety as the 'Most Aggressive of All Studios on the Web,' and in its debut month, the independent Entertaindom eclipsed other more established entertainment sites. Warner Bros. Online was the first studio site to accept advertising and evolve into an online business with its own sales and marketing team separate from any other sales efforts of the company.

“Moloshok taught me much of what I know about the media industry while we worked together at Warner Bros. Online”, says SpectrumDNA CEO Jim Banister, “I have yet to come across a person with greater strategic vision and insight into the marketing and advertising industries, who also possesses an extraordinary sense for practical and engaging applications of content and technology. He’s a super-valuable resource for SpectrumDNA.”

About SpectrumDNA Inc.

SpectrumDNA, Inc. is a social media studio—a creative conglomerate of social media artists and programmers who develop, incubate, accelerate and package brand-able digital networking experiences—“shows” for social media —called enginets. Enginets are branded web and wireless-based experiences—Web 2.0 (and beyond) applications—empowering users to take active roles in their online communities. http://www.spectrumdna.com
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